                                                                      Exhibit 12
                                                                      ----------

                                 AMETEK, Inc.
     Statement Regarding Computation of Ratio of Earnings to Fixed Charges
                            (Dollars in thousands)


                                                                                 Year Ended December 31,
                                                      -----------------------------------------------------------------------------
Earnings:                                               1991*            1992*            1993*            1994*            1995
                                                      ---------        ---------        ---------        ---------        ---------
   Income from continuing operations                    $37,763          $42,777          ($8,089)         $36,619          $43,757
   Income tax expense (benefit)                          14,249           21,352           (4,472)          21,144           25,500
   Interest expense - gross                              22,252           20,197           18,580           22,295           20,317
   Capitalized interest                                    (173)            (476)            (977)            (677)            (142)
   Amortization of debt financing costs                     170              196              173            1,385            1,221
   Interest portion of rental expense (1)                 1,224            1,210            1,467            1,466            1,633
                                                      ---------        ---------        ---------        ---------        ---------
     Adjusted earnings                                  $75,485          $85,256           $6,682          $82,232          $92,286
                                                      =========        =========        =========        =========        =========

Fixed Charges:
   Interest expense, net of capitalized interest        $22,079          $19,721          $17,603          $21,618          $20,175
   Capitalized interest                                     173              476              977              677              142
   Amortization of debt financing costs                     170              196              173            1,385            1,221
   Interest portion of rental expense (1)                 1,224            1,210            1,467            1,466            1,633
                                                      ---------        ---------        ---------        ---------        ---------
     Fixed charges                                      $23,646          $21,603          $20,220          $25,146          $23,171
                                                      =========        =========        =========        =========        =========

                                                      ---------        ---------        ---------        ---------        ---------
Ratio of adjusted earnings to fixed charges                3.2x             3.9x                - (2)         3.3x             4.0x
                                                      =========        =========        =========        =========        =========

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*   Restated for operations discontinued in 1995.
(1) Estimated to be 1/3 of total rent expense.
(2) Earnings from continuing operations in 1993 were insufficient to cover fixed charges by approximately
    $13.5 million.